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                                                                    EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                           GREENWALD INDUSTRIES, INC.

                          GREENWALD INTELLICARD, INC.

                                PUBLICARD, INC.

                                      AND

                              THE EASTERN COMPANY

                                 JUNE 20, 2000


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made this 20th day of June, 2000 among Greenwald Industries, Inc., a Delaware corporation ("Industries"), Greenwald Intellicard, Inc., a Delaware corporation ("Intellicard" and collectively with Industries, "Sellers"), PubliCARD, Inc., a Pennsylvania corporation ("Shareholder"), and The Eastern Company, a Connecticut corporation ("Buyer").

                                   RECITALS:

         WHEREAS, Sellers are engaged in the "Business" (as hereinafter defined);

         WHEREAS, Industries is an indirect wholly-owned subsidiary of Shareholder;

         WHEREAS, Intellicard is a wholly-owned subsidiary of Industries; and

         WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Sellers, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets used in the conduct of the Business.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

1.       Interpretation.

         1.1 Definition. As used in this Agreement, the following terms shall have the following meanings:

         "Business" shall mean the following business in which the Sellers are engaged on the date hereof and on the Closing Date: (a) designing and manufacturing coin meter systems used primarily in the commercial laundry appliance industry and (b) providing smart cards, smart card readers, value transfer stations, card management software and machine interface boards primarily for the commercial laundry appliance industry; provided, that the "Business" shall not include smart card manufacturing and related activities.

         "Know-How" shall mean all know-how and information (not necessarily proprietary) used by Sellers in the Business on the Closing Date including, without limitation, (1) design drawings, (2) specifications and performance criteria (3) operating instructions and maintenance manuals, (4) manufacturing information including production documentation, methods, layouts and supplier and cost information, (5) copies of on-site computer software and related documentation, including, without limitation, source and object code to the extent available, (6) prototypes, models or samples, (7) files relating to applications for Intellectual Property Rights, and (8) all files relating to customers and other tangible materials that are used in the Business on the Closing Date.


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         "Copy Rights" shall mean all published and unpublished rights in works of authorship including, without limitation, (1) literary works, including books, periodicals, catalogs, directories, textual advertising such as brochures, pamphlets and other literature, tabular lists, lectures, manuals and computer programs and data bases; (2) pictorial, graphic and sculptural works, including maps, architectural plans and renderings, blueprints, photographs, prints and pictorial illustrations such as labels and pictorial advertising, posters, brochures and pamphlets, and pattern designs; (3) audiovisual works;
(4) sound/recordings; and (5) mask works, and all U.S. pending and issued copyright or mask work registrations thereon.

         "Patent Rights" shall mean all (1) rights to inventions/conceived on or before the Closing Date by employees of Sellers who are engaged solely in the operation of the Business; (2) pending U.S. applications owned by either Seller (including those set forth on Schedule 1.1); and (3) U.S. patents owned by either Seller, or for which either Seller has the right to apply for as of the Closing Date (including those set forth on Schedule 1.1).

         "Trademarks" shall mean trade names, trademarks, service marks, trade dress and product configurations that are used by the Sellers to identify the Business or any part thereof and all (1) goodwill and associated common law rights; (2) registration applications pending thereon in any province, state or country (including those set forth on Schedule 1.1); and (3) registrations issued thereon (including those set forth on Schedule 1.1).

         "Trade Secrets" shall mean all proprietary information that is used by the Sellers in the Business and that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by, third parties who can obtain economic value from its disclosure or use and (2) is the subject of efforts by the Sellers that were reasonable under the circumstances to maintain its secrecy, such as, without limitation, proprietary specifications, formulas, drawings, models, blueprints, software, production techniques and processes, retail and wholesale customer lists, vendor lists, compilations, merchandising information, cost and pricing information, business systems and methods.

         "Intellectual Property Rights" shall mean the Patent Rights, Copy Rights, Trademarks and Trade Secrets as more fully described herein and other similar rights in technology that are used by the Sellers in the Business, including, without limitation, those items set forth in Schedule 1.1 hereto.

         "Knowledge of Sellers," "to the best knowledge of Sellers" and words of like import shall mean the actual knowledge of Jan-Erik Rottinghuis, Antonio
L. DeLise and Leonard V. Samela after review of the applicable representations and warranties herein and the taking of reasonable actions by such persons to confirm the accuracy thereof.

         "Lien" means any security agreement, mortgage, pledge, license, conditional sales agreement, charge, claim, lien, liability and/or other encumbrance.

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2.       Sale of Assets and Assumption of Liabilities

         2.1      Assets Sold and Retained.

                  (a) Assets Purchased. At the Closing, Sellers agree to sell, transfer, convey, assign and deliver to Buyer and Buyer agrees to purchase and acquire, according to the terms and conditions of this Agreement, free and clear of all Liens (except Permitted Encumbrances), all of the Business and all of the assets, goodwill and properties, whether real or personal, tangible or intangible, owned by the Sellers and used by the Sellers in the Business on the Closing Date, other than the Excluded Assets (collectively, the "Purchased Assets"), including, without limitation, the following:

                           (i)      all personal property leases (and the
leasehold interests created thereby) listed on Schedule 2.1(a)(i) hereto (the "Personal Property Leases") and the real property lease (and the leasehold interest created thereby) listed on Schedule 2.1(a)(i) hereto (the "Real Property Lease") and all leasehold improvements and structures on the real property leased thereby, except, in each case, to the extent such leases do not constitute Transferred Rights, Obligations and Agreements (as defined below);

                           (ii)     all contracts of the Business, including,
without limitation, customer contracts, customer orders and backlog relating to the Business, royalty and license agreements and rights, purchase agreements, rights to use technology owned by others, any non-competition, non-solicitation or non-interference or similar agreements in favor of either of the Sellers, and certain other agreements listed on Schedule 2.1(a)(ii) (collectively, the "Contracts"), except to the extent any such Contracts do not constitute Transferred Rights, Obligations and Agreements;

                           (iii)    all prepaid expenses and deposits of the
Business;

                           (iv)     all accounts receivable or trade
receivables of the Business or other rights to receive payment for goods or services provided by the Business as of the Closing Date (the "Closing Date Receivables");

                           (v)      all inventory of supplies, raw materials,
component parts, work-in-progress and finished goods of the Business on hand (the "Inventory");

                           (vi)     all machinery, equipment, spare parts,
fittings, supplies, transportation equipment, vehicles, motor vehicles, tools, tooling, dies, molds, furniture, fixtures and other tangible personal property owned by Sellers and used in the Business.

                           (vii)    all computer hardware and software owned by
the Sellers and used in the Business (the "Computer Hardware and Software");

                           (viii)   all goodwill of the Business;

                           (ix)     the Know-How;


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                           (x)      the Intellectual Property Rights and all
business names, including all of Sellers' right to use the names "Greenwald Industries, Inc.", "Greenwald Intellicard, Inc." or derivations thereof in the conduct of the Business, and other intangible assets owned by Sellers and used in or relating to the Business, including, without limitation: all choses in action, claims, rights, benefits and defenses of either of the Sellers; all rights of either of the Sellers in telephone listings and numbers, post office boxes and cable, website, telex and similar agreements; all of either Seller's website addresses and e-mail addresses; and the benefit of all warranties and guaranties of manufacturers, contractors, suppliers, sellers and others which relate to any of Sellers' assets;

                           (xi)     all operating data, books and records of
Sellers with respect to the Business, including customer lists and information relating to past, present and prospective customers of either of the Sellers and all related sales and credit records, and all lists of past and present suppliers to the Business;

                           (xii)    all rights, licenses, permits, and other
operating agreements with respect to the Sellers' right to provide services of the Business or for which either Seller is the licensee, including those set forth on Schedule 2.1(a)(xii) attached hereto (the "Licenses and Permits") to the extent assignment to the Buyer is permitted by law or contract;

                           (xiii)   the real property owned by Industries
located in Chester, Connecticut, together with the buildings, improvements and fixtures thereon and easements, licenses, rights of way and appurtenant rights thereto, as more particularly described on Schedule 2.1(a)(xiii) (the "Property"); and

                           (xiv)    all other assets (other than Excluded
Assets), whether tangible or intangible that are owned by Sellers and used in the Business (the "Other Assets").

                  (b)      Assets Excluded. Notwithstanding the provisions of
Section 2.1(a), the Sellers is not selling, assigning, transferring or conveying to Buyer the following assets of Sellers or any affiliate of Sellers, which shall be excluded from the transactions contemplated by this Agreement (the "Excluded Assets"):

                           (i)      all receivables from Shareholder or any of
its subsidiaries or affiliates;

                           (ii)     all cash, cash equivalents and investment
securities;

                           (iii)    all prepaid expenses and deposits of the
Business to the extent not included in the Closing Date Balance Sheet;

                           (iv)     insurance policies;

                           (v)      all Federal, state, local or other tax
refunds, including, without limitation, refunds of income, sales, use, franchise, property, payroll or other taxes and refunds of

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any penalties or interest with respect to any of the foregoing, relating to periods prior to the Closing Date;

                           (vi)     the outstanding common stock of
Intellicard;

                           (vii)    the minute books, stock records and other
corporate books and corporate records of the Sellers; and

                           (viii)   the assets identified on Schedule
2.1(b)(viii).

                  (c) Transfers of Personal Property Leases, Real Property Lease and Contracts. To facilitate the assignment or transfer of Personal Property Leases, the Real Property Lease and Contracts, the Sellers shall execute such documents of assignment or transfer as may be prepared by Buyer and reasonably acceptable to Sellers (and which shall not contain any representation or warranty or impose any liability or obligation on Shareholder or any Seller except as expressly provided in this Agreement) that are necessary or appropriate for evidencing or recording the assignments or transfers to Buyer.

                  (d) Transfer of Know-How. The communication of transferred Know-How from Sellers to Buyer shall occur, in part, through Buyer's acquisition of the Purchased Assets and engagement of Sellers' personnel. Sellers shall have no responsibility to insure that any of their employees become the employees of Buyer; provided, however, that Sellers and Shareholder shall not interfere with Buyer's efforts to engage any of Sellers' employees, and, to the extent reasonably requested by Buyer, Sellers shall release any employee of Sellers from any contracts or contractual or employment restriction relating exclusively to the Know-How of Sellers. In addition, in order to facilitate the transfer of such Know-How, Sellers and Shareholder shall make available at the Property or deliver to Buyer at the Closing copies of any documents or other information in Sellers' or, to the extent reasonably identifiable, Shareholder's possession defining or specifying the subject matter, nature and extent of the Know-How of Sellers and shall use reasonable efforts, for a period of two (2) years from the Closing Date, to take such other action as Buyer shall reasonably request to effectuate the transfer of such Know-How.

         2.2 Assignment of Intellectual Property Rights. On the Closing Date, Sellers shall execute and deliver assignments in form and substance reasonably satisfactory to Buyer with respect to the Intellectual Property Rights set forth on Schedule 1.1, including all goodwill associated therewith.

         2.3 Risk of Loss. The risk of loss and all obligations to insure the tangible assets of the Business shall remain with Sellers until the Closing, and shall transfer from Sellers to Buyer at the time of Closing.

         2.4 "As Is" Condition. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING SOLD "AS IS" AND " WHERE IS" AND "WITH ALL DEFECTS" WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

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         2.5      Assumption of Contractual Rights and Obligations Related
Thereto. At the time of Closing, the Buyer shall assume, and hereby agrees to perform, the rights and obligations, and any other contractual obligations which arise or are to be performed following the Closing Date or which are contemplated by Section 2.6(b) or (c) pursuant to the Personal Property Leases, the Real Property Lease, the Contracts, bids, quotations, proposals and similar agreements which (i) are disclosed in Schedules 2.1(a)(i) and 2.1(a)(ii) to this Agreement or (ii) were made in the ordinary course of business and not in violation of the provisions of Article 11 of this Agreement and do not individually involve a commitment of more than $50,000 (collectively, the "Transferred Rights, Obligations and Agreements").

         To the extent that the assignment hereunder of any of the Transferred Rights, Obligations and Agreements or Intellectual Property Rights or the assignment under Section 2.2 above shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, the Sellers and the Buyer shall use commercially reasonable efforts to obtain the consent of such other party to an assignment to the Buyer.

         If such consent is not obtained, the Sellers shall cooperate with the Buyer in a reasonable arrangement designed to provide the Buyer with the benefits and burdens of any such Transferred Rights, Obligations and Agreements and Intellectual Property Rights, including appointing the Buyer to act as its agent or subcontractor to perform all of the Sellers' obligations under such Transferred Rights, Obligations and Agreements and Intellectual Property Rights and to collect and promptly remit to the Buyer all compensation received by Sellers pursuant to those Transferred Rights, Obligations and Agreements and Intellectual Property Rights and to enforce, for the account and benefit of the Buyer, any and all rights of the Sellers against any other person arising out of the breach or cancellation of such Transferred Rights, Obligations and Agreements and Intellectual Property Rights by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer).

         2.6 Assumption of Certain Liabilities by Buyer. From and after the Closing, Buyer shall, without any further responsibility or liability of or recourse to Sellers, Shareholder or any of their respective affiliates or their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees, assume and be solely liable and responsible for the following liabilities and obligations (the "Assumed Liabilities"):

                  (a) all liabilities and obligations of Sellers under all Personal Property Leases, the Real Property Lease, Contracts and all other of the Transferred Rights, Obligations and Agreements assigned or transferred to Buyer pursuant to Section 2.1 hereof (or deemed assigned or transferred pursuant to Section 2.5 hereof) which arise or are to be performed following the Closing Date;

                  (b) all accounts payable and accrued liabilities of the Sellers reflected on the unaudited February 29, 2000 (the "Balance Sheet Date") balance sheet of the Sellers attached hereto

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as Exhibit A (the "Opening Balance Sheet") to the extent that such accounts payable and accrued liabilities remain outstanding at the Closing;

                  (c) all accounts payable and accrued liabilities of the type set forth on the Opening Balance Sheet which (x) have been incurred by the Sellers in connection with the Business in the ordinary course of business subsequent to the Balance Sheet Date and through the Closing Date, (y) have not been incurred in violation of the provisions of Article 11 of this Agreement and (z) only to the extent accrued in accordance with generally accepted accounting principals ("GAAP") in a manner consistent with the preparation of the Opening Balance Sheet and reflected on the Closing Balance Sheet (as defined below);

                  (d) the liabilities and obligations assumed by Buyer under Sections 6.8(d) and 6.8(e); and

                  (e) all liabilities of Industries for any contractual product warranty claim with respect to any product sold or manufactured by Industries prior to the Closing Date.

         The assumption by Buyer of the Assumed Liabilities and the transfer thereof by Sellers shall in no way expand the rights or remedies of any third party against Sellers or Buyer as compared to the rights and remedies which such third party would otherwise have had.

         2.7 All Other Liabilities Excluded. Notwithstanding the foregoing, Sellers agree that Buyer is not assuming any other liability of Sellers or any affiliate of Sellers, whether known, unknown, matured or contingent, including, without limitation, the following liabilities and obligations of Sellers (collectively, the "Excluded Liabilities"):

                  (a) any liability or obligation of the Sellers to Shareholder or any of its subsidiaries or affiliates;

                  (b) any current or long-term liability or obligation of the Sellers with respect to indebtedness for borrowed monies, including any bank debt or notes payable;

                  (c) any liability or obligation of the Sellers for any Federal, state, local or other taxes, including, without limitation, income, sales, use, franchise, property, payroll or other taxes or for any penalties or interest with respect to any of the foregoing, relating to periods prior to the Closing Date, except to the extent of any payments required to extinguish the remaining open liabilities as properly accrued on the Closing Balance Sheet;

                  (d) except to the extent of any payments required to extinguish the remaining open liabilities as properly accrued on the Closing Balance Sheet, any liabilities or obligations with respect to any pension, profit sharing, health and welfare, medical insurance or other employee benefit plan or fringe benefit arrangement ("Benefit Plans") established, participated in, or maintained by Sellers or any affiliate of Sellers for Sellers' current or former employees, including without limitation any "frozen" pension plan, whether or not any such Benefit Plans relate to employees who may be employed by Buyer following consummation of the transactions

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contemplated hereby, provided, that in no event shall any Benefit Plan that
Buyer elects to continue constitute an Excluded Liability;

                  (e) all debts, liabilities and obligations of Sellers for or with respect to any labor contract (union or otherwise) to which a Seller is a party or by which a Seller is bound;

                  (f) any liabilities of Intellicard for any contractual product warranty claim with respect to any product sold or manufactured by Intellicard prior to the Closing Date ("Intellicard Warranty Claims"), subject to Section 6.9;

                  (g) any liabilities for personal injury or property damage of third parties arising from events occurring prior to the Closing;

                  (h) any liabilities for product liability claims (other than contractual warranties) with respect to products sold by Sellers prior to the Closing Date;

                  (i) COBRA and severance obligations relating to former employees of Sellers (solely to the extent the employment of such persons with Sellers terminated prior to the Closing Date and not in connection with the transactions contemplated by this Agreement); and

                  (j) The Contracts identified on the Schedules as not assumed.

3.       Purchase Price; Payment; Adjustment.

         3.1      Purchase Price.

                  (a) Price. The purchase price for the sale and transfer of the Purchased Assets shall be Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) (the "Unadjusted Purchase Price"), subject to adjustment as provided in Section 3.3 (the "Purchase Price"), plus the assumption of the Assumed Liabilities set forth in Section 2.6 hereof.

                  (b) Allocation. Buyer and Sellers shall allocate the Purchase Price plus the book value of the Assumed Liabilities among the Purchased Assets as provided on Schedule 3.1(b) (or in such other manner as agreed between Buyer and Sellers after the Closing). The Buyer and the Sellers respectively agree to file all income, franchise and other tax returns, and execute such other documents as may be required by any governmental authority, in a manner consistent with the allocation as finally determined in accordance with this Section 3.1(b) (the "Final Allocation"). The Buyer and the Sellers respectively agree to prepare Form 8594 under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with the Final Allocation and to file such Form with each relevant taxing authority, and to refrain from taking any position inconsistent with such Form or Final Allocation with any taxing authority unless otherwise required by applicable law. The parties shall agree to adjust consistent with this Section 3.1(b) a revised Final Allocation, if necessary, based upon the final Purchase Price, as adjusted in accordance herewith.


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         3.2      Payment of Purchase Price. At the Closing, the Unadjusted
Purchase Price shall be paid by Buyer to Sellers as follows: (a) $20,750,000 shall be paid by Buyer to Sellers at Closing in cash by means of wire transfer of immediately available funds, and (b) $1,750,000 (the "Escrow Amount") shall be paid by Buyer to Citizens Bank (the "Escrow Agent") at Closing in cash by means of wire transfer of immediately available funds, to be held, administered and distributed for the respective benefits of the parties hereto in accordance with the terms of an indemnity escrow agreement to be entered into by the parties hereto and the Escrow Agent, substantially in the form and on the terms of Exhibit B hereto (the "Indemnity Escrow Agreement").

         3.3 Adjustment to and Payment of the Balance of the Purchase Price. The Unadjusted Purchase Price has been derived by and agreed upon by the parties based on the Net Book Value (as defined below) of Sellers, as shown on the Opening Balance Sheet ($8,036,286) (the "Opening Net Book Value"). The Unadjusted Purchase Price is subject to a dollar for dollar adjustment, upward or downward, based upon the increase (in which case the adjustment shall be upward) or decrease (in which case the adjustment shall be downward) in the Net Book Value of the Sellers from the Opening Net Book Value to the Final Net Book Value (as defined below) reflected on the Closing Balance Sheet (as defined below). Such adjustment shall be the "Differential."

                  The Differential shall be determined as follows:

                  (a) Within forty-five (45) days after the Closing Date, Sellers shall prepare and deliver to Buyer a balance sheet (the "Closing Balance Sheet") computed in accordance with GAAP applied consistently with the manner in which GAAP was applied in the preparation of the Opening Balance Sheet showing the Net Book Value (as defined below) of the Sellers as of the close of business on the Closing Date (the "Final Net Book Value"). Along with the submission of the Closing Balance Sheet, Sellers shall deliver a statement to Buyer which contains Sellers' calculation of the Final Net Book Value and the Differential.

                  (b) The Buyer shall then have forty-five (45) days after the receipt thereof to satisfy itself that the Closing Balance Sheet fairly presents, as of the Closing, in accordance with GAAP applied consistently with the manner in which GAAP was applied in the preparation of the Opening Balance Sheet, Sellers' financial position, and to contest in writing the Closing Balance Sheet and Sellers' calculation of the Final Net Book Value and the Differential, by notice to the Sellers (with a statement as to the nature of the Buyer's objections in reasonable detail and the proposed amount of the Differential) and the corresponding impact on the Unadjusted Purchase Price.

                  (c) If Buyer does not provide such notice within that 45-day period, the Closing Balance Sheet and Sellers' calculation of the Final Net Book Value and Differential shall be final and binding for purposes of this Agreement.

                  (d) If Buyer does deliver such notice, the parties shall engage in good faith efforts for at least fifteen (15) days to resolve any such disputes and agree upon the definitive calculation of the Final Net Book Value and Differential. If, after such good faith efforts, the parties are unable to so agree, the determination of the Final Net Book Value and the Differential shall be submitted

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for arbitration to an independent "Big 5" audit firm satisfactory to Buyer and
Sellers (the "Arbiter"). The Arbiter shall consider the respective positions of the parties and render its opinion as to the Closing Balance Sheet, the Final Net Book Value and Differential consistent with the terms of this Agreement. Buyer and Sellers agree to make available to the Arbiter all information and documentation possessed by them as the Arbiter shall reasonably request for purposes of making its decision. The determination of the Arbiter shall be conclusive and binding upon the parties. The fees and expenses of the Arbiter shall be shared equally by Buyer, on one hand, and Sellers, on the other.

                  (e) If the Differential results in an upward adjustment in the Unadjusted Purchase Price, the Unadjusted Purchase Price will be adjusted upward, and the amount of such adjustment (together with interest at the Prime Rate (as defined below) plus 2% per annum on the amount of such adjustment from the Closing Date) shall be paid by Buyer to Sellers within ten
(10) days of the conclusive determination thereof, by wire transfer of immediately available funds to a bank account designated by Sellers in writing. If the Differential results in a downward adjustment in the Unadjusted Purchase Price, the Unadjusted Purchase Price will be adjusted downward, and the amount of such adjustment (together with interest at the Prime Rate plus 2% per annum on the amount of such adjustment from the Closing Date) shall be paid by Sellers to Buyer within ten (10) days of the conclusive determination thereof by wire transfer of immediately available funds to a bank account designated by Buyer in writing. "Prime Rate" shall mean a rate equal to the rate per annum announced publicly by Citibank, N.A. in New York, New York as Citibank, N.A.'s base rate in effect from time to time during the applicable period.

                  (f) "Net Book Value" with respect to the Opening Balance Sheet or the Closing Balance Sheet of the Sellers shall mean the book value of the Purchased Assets less the book value of the Assumed Liabilities, determined as set forth on Exhibit A under the heading "Net Assets to be Sold" in the case of the Opening Balance Sheet and in conformity with the requirements for the Closing Balance Sheet set forth in this Agreement in the case of the Closing Balance Sheet, except that there shall be no reserve or accrual for Intellicard Warranty Claims on the Closing Balance Sheet.

         3.4 Closing Date. The closing of this transaction (the "Closing") shall take place at 10:00 a.m. local time on July 6, 2000 or at an earlier date and time to be mutually agreed upon between the parties or, if later, the third business day following satisfaction or waiver of the conditions to Closing set forth in Article 9 hereof (the "Closing Date"). At the Closing, each of the parties hereto shall execute and deliver all consideration, instruments and documents reasonably required to carry out the terms and provisions of this Agreement. Possession of all of the Purchased Assets shall be delivered to Buyer by Sellers immediately upon the Closing. The Closing shall take place in the offices of Sellers' counsel, Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022 or at such other place as the parties shall agree.

         3.5 Waiver of Bulk Transfer Provisions. Buyer hereby waives compliance with all provisions of applicable Bulk Sales Laws, and in consideration of such waiver Sellers and Shareholder agree to indemnify Buyer against and hold it harmless from any and all loss, cost, damage, liability, deficiency or expense resulting from or arising out of such noncompliance to the

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extent not involving an Assumed Liability, provided that the provisions of
Article 8 hereof shall apply to this indemnity as if it were set forth therein.

4. Representations and Warranties of Sellers and Shareholder. In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, each of the Sellers and Shareholder, jointly and severally, represent and warrant to Buyer, as follows:

         4.1      Title to and Condition of Assets. Except as set forth on
Schedule 4.1, Sellers have, and will have on the Closing Date, good and marketable title to and legal right and power to convey all of the Purchased Assets being transferred hereby, free and clear of any Lien except for Permitted Encumbrances. Except as set forth on Schedule 4.1, upon the consummation of the transactions contemplated hereby, Buyer will acquire (i) good and marketable title to the Purchased Assets, free and clear of any Lien and (ii) the right to use, and valid leasehold interest in, any of the Purchased Assets consisting of leasehold interests, in each case subject to Permitted Encumbrances. "Permitted Encumbrances" shall mean, collectively, (i) any liens for taxes (and assessments) not delinquent or which are being contested in good faith, (ii) any immaterial workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business,
(iii) those Liens listed on Schedule 4.1(a) attached hereto and (iv) the "Permitted Real Estate Encumbrances" listed on Schedule 12 attached hereto. All of the tangible personal property used in the Business is in good operating condition and repair (subject to ordinary wear and tear), other than machinery and equipment temporarily out of repair or out of service in the ordinary course of business.

         4.2 Organization and Qualification. Each of Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate power to own its properties and to carry on its business as it is now being conducted and each of Sellers is duly qualified to transact business and is in good standing as a foreign corporation in the states listed on Schedule 4.2.

         4.3 Power and Authority. Each of Sellers and Shareholder has the corporate power to execute and deliver this Agreement and to incur and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sellers and Shareholder (subject to the approval of Shareholder's shareholders), and this Agreement is, and any agreement to which the parties are to become a party at the Closing pursuant to this Agreement (the "Ancillary Agreements") will be, the legal, valid and binding obligation of each of Sellers and Shareholder, enforceable in accordance with their respective terms.

         4.4 Approvals and Consents; Noncontravention. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Sellers and Shareholder and the consummation of the transactions contemplated hereby by Sellers and Shareholder, will not (i) violate any material statute, regulation or ordinance of any governmental authority or require any material filing with or material authorization, consent or approval of any government or governmental agency, except as set forth on Schedule 4.4, (ii) conflict with, result in the breach of, or constitute a violation or default under any of the provisions of the respective Articles of Incorporation or By Laws of Sellers and Shareholder, (iii) except as set forth on Schedule 4.4, conflict with or result in a breach of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, contractual obligation or instrument to which Sellers or Shareholder is a party or by which either of them or any of the Purchased Assets are or may be bound, or constitute a material default (or an event which with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, or (iv) result in the creation or imposition of any Lien on or with respect to the Purchased Assets.

         4.5 Tax Returns; Withholdings. Each of the Sellers has filed all federal tax returns and all material state, foreign or local tax returns which are required to have been filed, and has paid all taxes and governmental charges shown thereon as due. All amounts required to be withheld by any Seller from employees for income tax, social security contributions, unemployment tax and workers' compensation have been withheld and paid to the appropriate governmental agencies.

         4.6 Compliance with Laws. Since January 1, 1997, the Sellers have each substantially complied with all material applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof that affect the Business or the Purchased Assets. Since January 1, 1997, no claims have been received in writing by any Seller from any governmental authority alleging a violation by any Seller of any such law or regulation. The Sellers hold all of the material permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies necessary to conduct the Business as it is presently being conducted, including those permits, licenses, certificates and other authorizations listed on
Schedule 4.6. All such permits, licenses and certificates are in full force and effect, and no Seller has since January 1, 1997 received any notice of intent to revoke or not to renew any of such permits, licenses and certificates. This
Section 4.6 does not apply to any Environmental Matters, which are addressed exclusively in Section 4.15.

         4.7 Litigation. There are (i) no legal actions, suits, arbitrations or other legal, administrative or other governmental proceedings, or, to Sellers' knowledge, governmental investigations, pending against any Seller, the Business or the Purchased Assets, (ii) to Sellers' knowledge, no legal actions, suits, arbitrations or other legal, administrative or other governmental investigations or proceedings are threatened in writing against any Seller, the Business or the Purchased Assets, in each case at law or in equity or by or before any governmental department, commission, board, agency, bureau, tribunal or instrumentality and (iii) no outstanding judgments, orders, writs, injunctions, decrees or subpoenas of any court, grand jury, agency, board of arbitration or arbitrator against any Seller or any of the Purchased Assets (collectively, "Litigation"), except in each case as shown on Schedule
4.7 attached hereto.

         4.8      Financial Statements.

                  (a) Sellers have delivered to Buyer copies of the following financial statements of Sellers (collectively, the "Financial Statements"):

                           (i)      an audited consolidated balance sheet as of
December 31, 1999 and an audited balance sheet as of December 31, 1998, and the related audited statements of income or loss, changes in shareholders' equity and cash flows for each of the years then ended, together with the report thereon of Sellers' certified public accountants (the "Audited Financial Statements"); and

                           (ii)     the unaudited Opening Balance Sheet.

                  (b) The Audited Financial Statements fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders' equity and cash flow of the Sellers for the respective dates of and for the periods referred to in such Audited Financial Statements, all in accordance with GAAP consistently applied, and have been prepared based on the books and records of Sellers. The Opening Balance Sheet fairly presents, in all material respects, the financial condition of Sellers as of the date thereof, subject to normal recurring year-end adjustments and the absence of notes; the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements.

                  (c) Sellers' receivables reflected on the Financial Statements (the "Receivables") are the result of merchandise actually shipped or services actually performed and, to Sellers' knowledge, are subject to no claims, counterclaims or set-offs.

                  (d) Sellers' inventory on the Financial Statements is stated at the lower of cost (determined by the FIFO method) or market. The value of obsolete materials and materials of below standard quality has been written down to realizable market value or reserves have been provided therefor, as required by GAAP.

         4.9 Absence of Undisclosed Liabilities. Except for the obligations or liabilities (i) disclosed or referred to in the Opening Balance Sheet, or (ii) incurred by the Sellers with respect to the Business in the ordinary course of business since the date of the Opening Balance Sheet, there are no material obligations or liabilities arising out of or relating to transactions or events with respect to the Business entered into or occurring prior to the date hereof that would be required to be reserved against or disclosed in a balance sheet of Sellers prepared in a manner consistent with the preparation of the Opening Balance Sheet except as set forth in Schedule 4.9.

         4.10     Personnel.

                  (a) Compensation Increases. Since January 1, 1999, there has not been any increase in the base compensation payable to or to become payable to any employees of the Business, except (i) increases granted in the ordinary course of business consistent with past practice and (ii) as indicated on Schedule 4.10(a) hereto.

                  (b)      Compensation and Benefit Plans. (i) Set forth on
Schedule 4.10(b) hereto is a list and description of compensation and benefit plans, programs or arrangements (whether funded or unfunded) generally applicable to the employees, former employees or retirees of the Business which are currently in effect or which, with respect to the Business, Sellers have committed to implement in the future (the "Compensation and Benefit Plans"). Except as listed in Schedule 4.10(b), Sellers do not maintain or sponsor, nor are Sellers required to make contributions to, or incur the expense of, any compensation or benefit plans, programs or arrangements (whether funded or unfunded) with respect to the Business's employees, former employees or retirees.

                           (ii)     Sellers shall retain all liability with
respect to the Compensation and Benefit Plans, and Buyer expressly does not assume any liability with respect thereto as a result of its acquisition of the Business.

                           (iii)    At all times after the Closing, Sellers
will provide "COBRA Continuation Coverage" (as that term is defined in Section 4980B of the Code and the regulations promulgated pursuant thereto) to all individuals who were eligible for such coverage through Sellers immediately prior to the Closing.

         4.11     Contracts and Other Agreements.

                  (a) All Material Agreements (as defined below) of the Business are set forth on Schedule 4.11(a). All of the Material Agreements are in full force and effect, and no breach or default by any Seller or, to the best of Sellers' knowledge, by any other party has occurred with respect thereto.

                  (b) Except as identified on Schedule 4.11(b), no approval or consent of any person is needed in order that the Material Agreements continue in full force and effect following the assignment of such Material Agreements to the Buyer pursuant to this Agreement.

                  (c) As used herein, a "Material Agreement" is an agreement, or series of related agreements, that (i) involves an aggregate commitment or potential aggregate commitment on the part of any party of more than $50,000, (ii) involves sale, distribution, commission, marketing, or similar arrangements of the Sellers relating to the Business providing for the marketing and/or sale of the products or services of the Business, (iii) involves the lease of real property for the Business or (iv) is with the Shareholder, an employee, officer or director of either Seller or an employee, officer or director of the Shareholder.

                  (d) Schedule 4.11(d) sets forth a list as of May 23, 2000 of each of Sellers' sales commitments exceeding $50,000.

                  (e) Sellers have not made any express warranties or guarantees with respect to their products or services, except (i) for standard product warranties, forms of which are set forth or disclosed on Schedule 4.11(e) or (ii) as otherwise as set forth on Schedule 4.11(e) attached hereto.

         4.12 Employment. Except as listed in Schedule 4.12 hereto, the Sellers have complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining (including the WARN
Act), with respect to any employees of the Business. In the last two (2) years, the Sellers have experienced no strikes or, to Sellers' knowledge, any organized slowdown, picketing or work stoppage. No Seller is a party to any collective bargaining or similar agreement with any employee union.

         4.13 Intellectual Property Rights. To the knowledge of the Sellers, except as set forth on Schedule 4.13, Sellers own or have the right to use all of the material Intellectual Property Rights which are necessary for the conduct of, or are used in, the Business as the Business is presently being conducted. Except as set forth on Schedule 4.13, the Sellers have no knowledge and have received no written notice to the effect that any service or products that they provide or sell, or any process, method, part or material they employ in the Business, infringes on any trademark, trade name, copyright or patent or is in conflict with any asserted right of another. There is no pending or, to the knowledge of Sellers, threatened, claim or litigation against any Seller contesting its right to use any of the Intellectual Property Rights being transferred or licensed to Buyer, or asserting its misuse of any thereof, which would deprive Buyer of its right to assert its rights thereunder or which would prevent the sale of any service or product produced, provided or sold by Buyer utilizing the Intellectual Property Rights to be transferred to Buyer.

         4.14 Insurance Policies. Sellers have delivered to Buyer a list of all insurance policies or binders of insurance or programs of self-insurance which relate to the Business or the Purchased Assets. Since January 1, 1999, there has been no cancellation or nonrenewal with respect to, or disallowance of any material claim under any such policy.

         4.15     Environmental Matters.

                  (a)      Definitions.  As used in this Agreement:

                           (i)      "Hazardous Materials" means (a) any and all
hazardous substances, pollutants, and contaminants (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")), hazardous wastes (as defined by the Resource Conservation and Recovery Act ("RCRA")); hazardous materials (as defined by the Hazardous Materials Transportation Act); toxic substances (as defined by the Toxic Substances Control Act ("TSCA")); toxic chemicals or extremely hazardous substances (as defined by the Emergency Planning and Community Right-To-Know
Act); hazardous air pollutants (as defined by the Clean Air Act); hazardous substances (as defined by the Clean Water Act); (b) petroleum or petroleum products; polychlorinated biphenyls ("PCBs"); asbestos-containing materials; and (c) any other toxics, chemicals, wastes, substances or materials which are regulated under any of the Environmental Laws (as defined herein);

                           (ii)     "Environmental Laws" means all applicable
federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, permits, licenses and judgments in effect as of the Closing Date and relating to the environment and/or the use, generation, storage, disposal, treatment, transportation, recycling, sale or release of Hazardous Materials, including, without limitation, CERCLA, RCRA, the Clean Water Act, the Clean Air Act, TSCA, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act and the Connecticut equivalents of the foregoing, including Title 22a of the Connecticut General Statutes;

                           (iii)    "Environmental Matters" means matters
relating to pollution, contamination or protection of the environment, release or disposal of Hazardous Materials, compliance with Environmental Laws (including, without limitation, matters relating to any

"Environmental Costs" (as defined herein)) or to any releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or soil, or resulting from the generation, use, storage, treatment, recycling, transportation, disposal or sale of Hazardous Materials); and

                  (b) Environmental Representations and Warranties of Sellers and Shareholder.

                           (i)      Except as set forth on Schedule 4.15, all
permits, approvals, authorizations, licenses, certificates of authorization, registrations or other consents required under all applicable Environmental Laws for the operation of the Business and the occupancy of the Property (the "Environmental Permits") have been obtained or applied for, and there are no pending or threatened actions to modify, restrict, rescind or challenge any Environmental Permit;

                           (ii)     To the best of the knowledge of Sellers and
Shareholder, after reasonable inquiry, there are no material violations of any Environmental Permit at the Property;

                           (iii)    Except as set forth in Schedule 4.15,
neither of the Sellers, nor the Shareholder, nor any affiliate of either Seller or Shareholder has received from any governmental authority any notice in writing of the violation of any Environmental Laws by any of them in connection with the operation of the Business at the Property or of any pending or threatened legal action against any of them in connection with the operation of the Business at the Property under the authority of any Environmental Law or related to the release of or exposure to any Hazardous Material;

                           (iv)     except as disclosed in Schedule 4.15
hereto, no amounts of Hazardous Materials were disposed of by either Seller prior to the Closing Date in, on, under, above, around or from the Property, and neither Seller is aware of any new source of Contamination (as defined in the 1995 Contract) not identified in the Phase I Environmental Site Assessment Report, Susan Bates, Inc. by HRP Associates, Inc., issued on December 20, 1995;

                           (v)      the processes, policies and activities of
the Sellers with respect to the Property are in substantial compliance with all applicable Environmental Laws and regulations;

                           (vi)     except as set forth on Schedule 4.15
hereto, there are no underground storage tanks on, at or below the Property.

         4.16 Absence of Certain Changes. Except as set forth in Schedule 4.16, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practice, and there has not been:

                           (i)      any event, occurrence, development or change
in the Business that has had a material adverse effect on the business, financial condition or prospects of the Business (a "Material Adverse Effect"), other than those resulting from changes, whether actual or prospective, in general conditions applicable to the industries in which the Business is involved or in general economic conditions;

                         (ii)     any material damage, destruction or other
casualty loss affecting the Business; or

                         (iii)    any material change by the Sellers in the
manner the Business keeps its books and records.

         4.17 Purchased Assets Complete. The Purchased Assets, together with the Excluded Assets and the assets relating to the services provided by Shareholder set forth on Schedule 4.17 constitute substantially all of the assets used by the Sellers in the conduct of the Business as currently conducted by Sellers.

         4.18 Real Property. No lease or sublease to any other person is in effect with respect to the Property. The Property and the operation thereof conforms to the requirements of all restrictive covenants or other encumbrances affecting all or any part of the Property. Neither Seller nor Shareholder is a party to any option to purchase, or contract of sale, with respect to the Property, other than this Agreement. There are no actual, pending or, to Sellers' knowledge, threatened condemnation proceedings which could result in a lis pendens or other Lien on the Property. All utilities required to operate the Property have been connected and are currently serving such Property. The Property is not located in a flood hazard zone. The Sellers have no knowledge of any public improvement that may result in special assessments against or otherwise affect any of the Property.

5. Representations and Warranties of Buyer. In order to induce Sellers and Shareholder to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer represents and warrants to Sellers and Shareholder as follows:

         5.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with corporate power to own its properties and to carry on its business as presently conducted.

         5.2 Power and Authority. Buyer has the corporate power to execute and deliver this Agreement and to incur and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement is, and the Ancillary Agreements will be, the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms.

         5.3 Approvals and Consents; Noncontravention. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby by Buyer, will not (i) violate any material statute, regulation or ordinance of any governmental authority or require any material filing with or material authorization, consent or approval of any government or governmental agency, except as set forth on Schedule 5.3, (ii) conflict with, result in the breach of, or constitute a violation or default under any of the provisions of the Articles of Incorporation or By Laws of Buyer or (iii) except as set forth on
Schedule 5.3, conflict with or result in a breach of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, contractual obligation or instrument to which Buyer is a party or by which it or any of its assets are or may be bound, or constitute a material default (or an event which with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder.

         5.4 Financial Capacity to Close. Buyer has the financial ability to pay the Purchase Price at the Closing. Buyer acknowledges that upon execution hereof, the sale of the Business will be "taken off the market." Buyer also acknowledges that there are no financing or other contingencies herein.

6.       Covenants.

         6.1 Publicity. Buyer, Sellers and Shareholder shall consult with each other before issuing any press release or other public announcement concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or any listing agreement with or regulation or rule of any stock exchange on which securities of Sellers, Buyer or Shareholder are listed or traded, will not issue any such press release or announcement prior to such consultation. If Buyer, Sellers or Shareholder is so required to issue such press release or announcement it shall use its best efforts to inform the other party hereto prior to issuing such press release.

         6.2 Retention of and Access to Books and Records. For a period of seven (7) years after the Closing Date, the parties shall retain books or records relating to the Business, and any party, wishing to dispose or destroy books or records, shall provide not less than thirty (30) days prior written notice to the other party of such proposed action, specifying the books or records proposed to be disposed or destroyed. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party. Buyer shall, at Sellers' and Shareholder's expense, on reasonable prior notice to Buyer, (a) afford Shareholder and Sellers, and their counsel, accountants, consultants and other representatives reasonable access during normal business hours at the business locations of the Purchased Assets to examine and copy the books, tax returns, records and files of the Business which relate to periods prior to the Closing Date, and (b) cooperate with reasonable requests of Shareholder and Sellers with respect to gathering information contained therein which may be necessary to respond to inquiries or requests made by any governmental authority or courts which relate to any tax returns or other documents filed by or on behalf of Shareholder and Sellers prior to or relating to the periods prior to the Closing Date. Sellers shall, at Buyer's sole expense, during normal business hours, afford Buyer and its agents reasonable access to and the opportunity to review and make copies of, all documents retained by Sellers relating to the Business in connection with any reasonable request of Buyer.

         6.3 HSR Act. Within three (3) business days after the date of this Agreement, Buyer shall and Shareholder shall each file a notification of the acquisition contemplated hereby with the Antitrust Division of the Department of Justice and the Bureau of Competition of the Federal Trade

Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Each party filing such notification shall advise the other promptly upon receiving any request for additional information or other communication with respect to such filing from the Antitrust Division of the Department of Justice or the Bureau of Competition of the Federal Trade Commission and shall use its reasonable best efforts to provide the information requested and otherwise respond to such request or communication.

         6.4      Covenants of Sellers and Shareholder.

                  (a) Sellers' 401(k) Plan. Industries has been a participating employer in the Publicker Industries Inc. 401(k) Employee Savings H Plan (the "Sellers' 401(k) Plan") for the benefit of the employees of the Business (the "Employees"). Effective as of the Closing Date, Sellers' obligation to make contributions to the Sellers' 401(k) Plan with respect to the Employees (other than contributions attributable to the period ending on the Closing Date but payable thereafter) shall cease, and the participation of the Employees in the Sellers' 401(k) Plan shall cease. Sellers shall be liable for making all contributions to the Sellers' 401(k) Plan for the Employees that are attributable to the period of time prior to the Closing Date, and Buyer shall have no obligation or liability of any nature with respect to the Sellers' 401(k) Plan. As of the Closing Date, Sellers shall cause the trustee of the Sellers' 401(k) Plan to fully vest each of the Employees in his or her account balances under the Sellers' 401(k) Plan. As soon as practicable following the Closing Date, Sellers shall offer to each of the Employees the opportunity to receive a distribution of his or her entire account balances under the Sellers' 401(k) Plan as a result of the occurrence of an event described in Section 401(k)(10)(A)(ii) of the Code. Each Employee shall have the right to elect to receive such distribution, or to elect to have his or her distribution rolled over directly to his or her individual retirement account or to another employer's qualified plan (including The Eastern Company Savings and Investment Plan (the "Buyer's 401(k) Plan") maintained by Buyer). In all events, Sellers shall make such distributions in accordance with the requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended.

                  (b) Name. As of the Closing, each Seller shall amend its certificate of incorporation to change its name to a name not similar to "Greenwald Industries" or "Greenwald Intellicard."

                  (c) Cooperation with Respect to Accounts. Sellers and Shareholder shall promptly forward to Buyer (endorsed for transfer) any payments received by Sellers or the Shareholder on account of any of the Receivables.

         6.5      Covenants of Buyer.

                  (a) Employment. Buyer shall employ all employees of the Sellers as of the Closing Date; provided, however, that nothing contained in this Section 6.5(a) shall require that Buyer continue to employ any employee after the Closing Date or continue in effect any terms of employment thereof. Any obligations under the Worker Adjustment and Retraining Notification Act ("WARN"), COBRA or for severance pay attributable to the consummation of the transactions contemplated by this Agreement or the failure of Buyer to employ or continue to employ all such persons are hereby assumed by Buyer.

                  (b) Buyer's 401(k) Plan. Buyer maintains the Buyer's 401(k) Plan for the benefit of its eligible employees. Effective as of the Closing Date, the Buyer's 401(k) Plan shall provide that all service with Sellers prior to the Closing Date shall count as service with Buyer for purposes of eligibility to participate in, and vesting under, the Buyer's 401(k) Plan. As soon as practicable following the Closing Date, the Buyer's 401(k) Plan shall provide each Employee who is employed by Buyer with the opportunity to roll over to the Buyer's 401(k) Plan any distribution of his or her account balances under the Sellers' 401(k) Plan. If an Employee has obtained a participant loan from the Sellers' 401(k) Plan, Buyer shall provide the Employee with the opportunity to borrow from Buyer, on a short-term basis at a commercially reasonable rate of interest, an amount of money sufficient to permit the Employee to pay off the outstanding balance of such participant loan so that he or she may receive a distribution in cash of his or her entire account balances under the Sellers' 401(k) Plan.

         6.6 Access Prior to Closing. Between the date of this Agreement and the Closing Date, Sellers shall give Buyer and its authorized representatives access, during normal business hours upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business, to all properties, personnel, facilities and offices of the Sellers and to the books and records of the Sellers.

         6.7 No Negotiation. Between the date of this Agreement and the Closing Date, Shareholder and Sellers will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with or provide any non-public information to any person (other than Buyer), enter into or participate in any negotiations or discussions concerning, any transaction involving the sale of the business or assets (other than in the ordinary course of business) of either of the Sellers, or any of the capital stock of either of the Sellers, or any merger, consolidation, business combination or similar transaction involving the Sellers.

         6.8      Remediation of the Property.

                  (a) Subject to and effective upon delivery of consent in accordance with Section 6.8(c) below, at the Closing, Industries will assign to Buyer all of Industries' rights and benefits under Sections 13.c., 13.d. and 13.e. of the Contract For Purchase and Sale of Real Property made and entered into as of December 12, 1995 by and between Industries and Susan Bates, Inc. (the "1995 Contract"), a true and complete copy of which is attached hereto as Exhibit C.

                  (b) Subject to and effective upon delivery of consent in accordance with Section 6.8(c) below, at the Closing, Industries will assign to Buyer all of Industries' rights and benefits under Section 22 of the 1995 Contract, including without limitation of the foregoing, the Guarantee of performance of Susan Bates, Inc.'s obligations by Coats Viyella (North America), Inc.

                  (c) As a condition to closing, Industries shall deliver to Buyer evidence of written consent to the assignment of Industries' rights and benefits in accordance with this Section 6.8, given under and in accordance with Section 20 of the 1995 Contract, by Susan Bates, Inc. for itself and for Coats Viyella (North America), Inc., or any successor thereto. The consent shall be in substantially the form attached hereto as Exhibit D.

                  (d) Buyer shall assume and perform all of Industries' obligations to Susan Bates, Inc. and to its affiliates and other Indemnified Persons under Section 13.f. of the 1995 Contract solely with respect to Contamination which occurs at or on the Property after the transfer of title thereto to Buyer under this Agreement pursuant to an assumption agreement, substantially in the form attached hereto as Exhibit E (the "Contract Assumption Agreement").

                  (e) Buyer shall assume all obligations of Industries under Section 13.h. of the 1995 Contract concerning Susan Bates, Inc.'s performance of its remedial obligations pursuant to the Contract Assumption Agreement.

                  (f) Industries shall execute such filings with the Connecticut Department of Environmental Protection, as may be required under the laws of the State of Connecticut relating to the transfer of the Property to Buyer, including paying all Transfer Act and other filing fees in connection with such filings.

                  (g) Industries has obtained a Covenant Not to Sue from the Connecticut Department of Environmental Protection, a true, complete and correct copy of which is attached hereto as Exhibit F. At Buyer's request, Industries shall provide all reasonable assistance to Buyer to obtain a Covenant Not to Sue in accordance therewith from the Connecticut Department of Environmental Protection for itself or any other person.

                  (h) Sellers or Shareholder shall perform or pay for any necessary remediation caused by the disposal (which disposal shall not include leaching or migration of Hazardous Materials disposed before Industries' acquisition of the Property) of Hazardous Materials onto the Property between the date of Industries' acquisition of the Property and the Closing Date.

         6.9 Intellicard Warranty Claims. Notwithstanding Section 2.7(f), after the Closing Date, Buyer shall satisfy all Intellicard Warranty Claims made by any person. In the event that Buyer is notified of any Intellicard Warranty Claims, Buyer will investigate the validity of the Intellicard Warranty Claims in substantially the same manner that it investigates its warranty claims. Within twenty (20) days after an Intellicard Warranty Claim is made, Buyer shall provide Sellers with a written statement setting forth the type of Intellicard Warranty Claim made and Buyer's estimate of the costs and expenses to be incurred by Buyer in connection with satisfying such Intellicard Warranty Claim. Within twenty (20) days of receipt by Sellers of such statement, Sellers shall indicate, in writing, their agreement or disagreement with the validity of the Intellicard Warranty Claims and/or Buyer's estimate. If Sellers do not object to Buyer's statement, within twenty (20) days following satisfaction of such Intellicard Warranty Claim and delivery by Buyer to Sellers of an invoice therefor in reasonable detail with respect to each Intellicard Warranty Claim, Sellers will pay Buyer an amount equal to all reasonable costs and expenses incurred by Buyer in satisfying such Intellicard Warranty Claim up to the amount specified in Buyer's statement. If Sellers do not agree with the validity of the Intellicard Warranty Claim or Buyer's estimate with respect to any Intellicard

Warranty Claim, the obligation for satisfying such Intellicard Warranty Claim shall be the sole responsibility of Sellers. Sellers will use their commercially reasonable efforts to satisfy or otherwise deal in good faith with each Intellicard Warranty Claim which becomes their sole responsibility in accordance with the preceding sentence. Buyer will deal with and satisfy such Intellicard Warranty Claims in the same manner, including effort and cost levels, it uses to satisfy warranty claims incurred in its business and will use commercially reasonable efforts to mitigate the costs and expenses of satisfying such Intellicard Warranty Claims.

7.       Taxes

         7.1 Pre-Closing Taxes. Sellers shall be solely responsible for all income and franchise taxes which are attributable to the operation of the Business solely for periods ending on or prior to the Closing Date, regardless of whether such taxes are due and payable after the Closing Date.

         7.2 Post-Closing Taxes. Buyer shall bear full responsibility for all income and franchise taxes which are attributable to the operation of the Business solely for periods after the Closing Date.

         7.3 Transfer Taxes. All transfer, documentary, sales, and other similar taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by Buyer and Sellers; provided, however, that Sellers shall be responsible for the payment of any conveyance taxes payable to the State of Connecticut and the Town of Chester as a result of the transfer of the Property to Buyer as contemplated by this Agreement.

8.       Indemnification.

         8.1 Sellers' and Shareholder's Indemnity. Each of the Sellers and Shareholder, jointly and severally, shall indemnify, defend and hold Buyer, its officers, directors, agents and employees, and the heirs, successors and assigns of each of the foregoing (collectively, the "Buyer Indemnified Parties") harmless from, against and in respect of any and all Damages (as defined below) to the extent suffered or incurred by any of the Buyer Indemnified Parties by reason of any of the following:

                  (a) Sellers' and Shareholder's failure to pay, discharge or perform any of their respective liabilities or obligations other than the Assumed Liabilities, but including, without limitation, the Excluded Liabilities, provided, that this Section 8.1(a) shall not apply to Environmental Matters, which are exclusively addressed in Section 8.1(b);

                  (b) (i) any violations of or noncompliance with any Environmental Law by either of the Sellers or Shareholder, or their respective agents, representatives, employees or affiliates on or prior to the Closing Date, (ii) any Environmental Compliance Liability existing as of the Closing Date or Environmental Condition, either of which arises out of conditions existing on or before the Closing Date (including, but not limited to, the continued leaching or migration of Hazardous Materials released onto the Property on or before the Closing Date), (iii) the transportation, storage or disposal of Hazardous Materials by or for either of the Sellers or Shareholder on or prior to the Closing Date or (iv) any failure of the persons referred to in Section 8.6(c) to pay, discharge or perform any of the obligations or liabilities under Section 13.c, 13.d, 13.e and 22 of the 1995 Contract; provided, however, that this Section 8.1(b) shall not include any matters described in Section 8.2(c);

                  (c) the misrepresentation or breach by either of the Sellers or Shareholder of its representations or warranties set forth in this Agreement or in any of the Ancillary Agreements or in any Schedule or Exhibit hereto or to any Ancillary Agreement; and

                  (d) any other breach or non-fulfillment by either of the Sellers or Shareholder of any of its respective covenants or agreements set forth in this Agreement, in any Ancillary Agreement or in any Schedule or Exhibit hereto or to any Ancillary Agreement.

         8.2 Buyer's Indemnity. Buyer shall indemnify, defend and hold Sellers and Shareholder and their respective officers, directors, agents and employees, and the heirs, successors and assigns of each of the foregoing (collectively, the "Seller Indemnified Parties") harmless from, against and in respect of any and all Damages to the extent suffered or incurred by any of the Seller Indemnified Parties by reason of any of the following:

                  (a) Buyer's failure to pay, discharge or perform any of its liabilities or obligations constituting or with respect to the Assumed Liabilities; provided, that this Section 8.2(a) shall not apply to Environmental Matters, which are exclusively addressed in Section 8.2(c);

                  (b) Buyer's operation of the Business and use of the Purchased Assets after the Closing; provided, that this Section 8.2(b) shall not apply to Environmental Matters, which are exclusively addressed in Section 8.2(c);

                  (c) (i) any violations of or noncompliance with any Environmental Law by Buyer, its agents, representatives, employees or affiliates subsequent to the Closing Date, (ii) any Environmental Compliance Liability arising after Closing or Environmental Condition, either of which arises out of conditions arising after the Closing Date (but not including the continued leaching of Hazardous Materials released onto the Property on or before the Closing Date) and (iii) the transportation, storage or disposal of Hazardous Materials by or for Buyer subsequent to the Closing Date; provided, however, that this Section 8.2(c) shall not include any matters described in
Section 8.1(b);

                  (d) the misrepresentation or breach by Buyer of its representations or warranties set forth in this Agreement or in any of the Ancillary Agreements or in any Schedule or Exhibit hereto or to any Ancillary Agreement; and

                  (e) Any other breach or non-fulfillment by Buyer of any of its covenants or agreements set forth in this Agreement, in any Ancillary Agreement or in any Schedule or Exhibit hereto or to any Ancillary Agreement.

         8.3 Certain Definitions. When used in this Article 8, the following definitions shall apply:

                           (a)      "Claims" shall mean Direct Claims and Third
Party Claims.

                           (b)      "Direct Claim" means any claim for
indemnification under this Article 8 made by an Indemnitee against an Indemnitor, other than a Third Party Claim.

                           (c)      "Damages" means any and all claims,
government proceedings, causes of action, demands, judgments, losses, expenses, costs, liabilities and damages of any nature whatsoever (but subject to Section 8.6(d)), including, without limitation, costs and reasonable fees and expenses of counsel, accountants and other professionals incurred in connection with any of the foregoing (but not including costs and fees and expenses of counsel, accountants and other professionals incurred in connection with asserting a Claim).

                           (d)      "Indemnitee" means any party who asserts a
Claim for indemnification pursuant to this Article 8.

                           (e)      "Indemnitor" means any party against whom
an Indemnitee asserts a Claim for indemnification pursuant to this Article 8.

                           (f)      "Third Party Claim" means a claim for
indemnification under this Article 8 in connection with a claim or legal proceeding by a third party (including a government proceeding).

                           (g)      "Environmental Compliance Liability" means
any or all claims and/or demands by and/or liabilities to third parties including, but not limited to, governmental entities prior to or after Closing arising under any and all Environmental Laws, environmental permits, approvals, consents, stipulations, licenses, registrations, certificates and authorizations which are required by law, ordinance and regulation, and any and all environmental regulatory compliance requirements applicable to the Business or operations or the Property.

                           (h)      "Environmental Conditions" means
circumstances with respect to soil, surface waters, ground waters, stream sediment, air and similar environmental media, both on-site and off-site of the Property, that could or do require remedial action and/or that may or do result in claims and/or demands by and/or liabilities to third parties, including, but not limited to, governmental entities, and including, but not limited to, the presence or release of any Hazardous Materials, or any discharge, spillage, uncontrolled loss, seepage or filtration of any Hazardous Materials, oil or petroleum or chemical liquids or solid, liquid or gaseous products on or in or emanating or originating from the Property, or any off-site transportation, treatment, storage or disposal of Hazardous Materials, or any failure by the Indemnitor to comply with the terms of any order, consent decree or agreement issued or entered into by any court or administrative body, by the United States Environmental Protection Agency (the "EPA"), the Connecticut Department of Environmental Protection or by any other federal, state or municipal department or agency having regulatory authority over Environmental Matters, with regard to any of the Property, contamination from the Property of property contiguous to the Property, or the Business.

         8.4 Direct Claims. Whenever any Direct Claim shall arise under this Article 8, the Indemnitee shall notify the Indemnitor in writing of the Direct Claim within sixty (60) days after the Indemnitee becomes aware of the Direct Claim's existence, specifying (to the extent known) the factual basis for the Direct Claim and the amount or an estimate (if known or reasonably determinable) of the Damages that may arise therefrom; provided, however, that the failure of the Indemnitee to so give such notice shall excuse the Indemnitor's obligation to indemnify to the extent that the Indemnitor asserts that it has suffered actual Damage or prejudice by reason of the Indemnitee's failure to give, or delay in giving, such notice, except to the extent the Indemnitee can demonstrate that the Indemnitor has not suffered actual Damage or prejudice by reason of the Indemnitee's failure to give, or delay in giving, such notice.

         8.5      Third Party Claims.

                  (a) In the event of a Third Party Claim, the Indemnitee shall give the Indemnitor notice within sixty (60) days after the Indemnitee receives notice of the third party's claim underlying the Third Party Claim and shall specify (if known) the factual basis for the underlying third party's claim and the amount or an estimate (if known or reasonably determinable) of the Damages that may arise therefrom. In each such case, the Indemnitee agrees to give such notice to the Indemnitor promptly; provided, however, that the failure of the Indemnitee to so give such notice shall excuse the Indemnitor's obligation to indemnify to the extent that the Indemnitor asserts that it has suffered actual Damage or prejudice by reason of the Indemnitee's failure to give, or delay in giving, such notice, except to the extent the Indemnitee can demonstrate that the Indemnitor has not suffered actual Damage or prejudice by reason of the Indemnitee's failure to give, or delay in giving, such notice.

                  (b) The Indemnitor shall, within thirty (30) days of receipt of such notice (or such longer period as will not prejudice Indemnitee with respect to such Third Party Claim), notify the Indemnitee (i) whether or not the Indemnitor disputes the liability of the Indemnitor to the Indemnitee hereunder with respect to such Third Party Claim and (ii) if it does not dispute such liability, whether or not it desires to defend the Indemnitee against such Third Party Claim. In the event that the Indemnitor notifies the Indemnitee within such period that it accepts liability hereunder with respect thereto and agrees to defend the Indemnitee against such Third Party Claim, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings with counsel of its choice reasonably satisfactory to the Indemnitee and shall have the sole power to direct and control such defense, unless there is a conflict of interest between the Indemnitor and the Indemnitee in the conduct of the defense of any such Third Party Claim, in which case the Indemnitee shall be entitled to retain separate counsel at the Indemnitor's expense. If no such conflict exists, and the Indemnitee desires to participate in any such defense, it may do so at its sole cost and expense. The parties shall consult with each other and keep each other reasonably informed with respect to any Third Party Claim.

                  (c) The Indemnitee shall not settle, compromise or offer to settle or compromise a Third Party Claim without the consent of the Indemnitor (such consent not to be unreasonably withheld). The Indemnitor shall not, without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld), settle, compromise or offer to settle or compromise any such Third Party Claim on a basis which would result in (i) the imposition of a consent, order, injunction or decree which would restrict the future activity or conduct of the Indemnitee's business or any subsidiary or affiliate thereof, or (ii) any admission of a violation of law.

                  (d) If any Third Party Claim is one that cannot by its nature be defended solely by Buyer (including, without limitation, any federal or state tax proceeding), then Sellers and Shareholder shall make available information and assistance reasonably required to defend such Third Party Claim.

         8.6 Limitations of Indemnities. This Section 8.6 (including provisions that are expressed only as limitations of indemnification) shall apply to all claims of any party hereto to the extent set forth in this Section 8.6, whether asserted as Claims for indemnification or any other remedy (and including claims and remediation based in contract, tort, strict liability, statutory liability or any other theory of liability other than actual fraud) and, for this purpose, references to Claims under a provision enumerated or referred to below (whether by inclusion or exclusion) shall include claims made and remedies sought with respect to a matter contemplated by, or which relates to the subject matter of, that provision, whatever the basis or theory of liability asserted, and such claims and remedies shall be subject to the limitations applicable to that enumerated or referenced provision:

                  (a) (i) No payment shall be made by the Sellers and Shareholder based upon any Claim of any of the Buyer Indemnified Parties under
Section 8.1(b) (excluding Section 8.1(b)(iv)), 8.1(c) or 8.1(d) (in the case of
Section 8.1(d), only to the extent the Claim relates to a breach of any covenant or agreement to be performed prior to the Closing), or with respect to any Claim of the Buyer Indemnified Parties with respect to Intellicard Warranty Claims, until the amount of Damages suffered or incurred by the Buyer Indemnified Parties with respect to such Claims of the Buyer Indemnified Parties taken as a whole (after deducting insurance proceeds and third party recoveries paid to or for the benefit of any of the Buyer Indemnified Parties) shall total, in the aggregate, two hundred fifty thousand dollars ($250,000) (the "Seller Minimum Damages"), in which event only the amount of such Damages suffered or incurred by the Buyer Indemnified Parties taken as a whole in excess of the Seller Minimum Damages (after deducting any insurance proceeds and third party recoveries paid to or for the benefit of any of the Buyer Indemnified Parties) shall be paid in accordance with the terms of this Article 8; provided, however, that the foregoing Seller Minimum Damages provision shall not apply to (A) tax liabilities, (B) Sellers' or Shareholder's liability for the Bates Liabilities (as defined below) or pursuant to Section 8.1(b)(iv) or
(C) any Claim arising out of a breach of the representation and warranty set forth in Section 4.1 (other than the last sentence thereof).

                           (ii)     No payment shall be made by Buyer based
upon any Claim of any of the Seller Indemnified Parties under Sections 8.2(d) or 8.2(e) (in the case of Section 8.2(e), only to the extent the Claim relates to a breach of any covenant or agreement to be performed prior to the Closing), until the amount of Damages suffered or incurred by the Seller Indemnified Parties with respect to such Claims of the Seller Indemnified Parties taken as a whole (after deducting insurance proceeds and third party recoveries paid to or for the benefit of any of the Seller Indemnified Parties) shall total, in the aggregate, two hundred fifty thousand dollars ($250,000) (the "Buyer Minimum Damages"), in which event only the amount of such Damages suffered or incurred by the Seller

Indemnified Parties taken as a whole in excess of the Buyer Minimum Damages (after deducting any insurance proceeds and third party recoveries paid to or for the benefit of any of the Seller Indemnified Parties) shall be paid in accordance with the terms of this Article 8.

                           (iii)    The maximum liability of Shareholder and
Sellers (in the aggregate) under this Article 8 with respect to Claims under Sections 8.1(b) (excluding Section 8.1(b)(iv)), 8.1(c), 8.1(d) and with respect to any Claim with respect to Intellicard Warranty Claims (in the case of Section 8.1(d), only to the extent the Claim relates to a breach of any covenant or agreement to be performed prior to the Closing) shall be limited to four million dollars ($4,000,000) (the "Seller Maximum Damages"); provided, however, that the foregoing Seller Maximum Damages limitation shall not apply to (A) Sellers' or Shareholder's liability for the Bates Liabilities or pursuant to Section 8.1(b)(iv), or (B) any Claim arising out of a breach of the representation and warranty set forth in Section 4.1 (other than the last sentence thereof).

                           (iv)     The maximum liability of Buyer (in the
aggregate) under this Article 8 with respect to Claims under Section 8.2(c), 8.2(d) or 8.2(e) (in the case of Section 8.2(e), only to the extent the Claim relates to a breach of any covenant or agreement to be performed prior to the Closing) shall be limited to four million dollars ($4,000,000).

                  (b) The parties' respective obligations to indemnify each other under this Article 8 hereof shall expire on the following dates:

                           (i)      the expiration of the applicable statute of
limitations period, with respect to all Claims relating to taxes or tax liabilities;

                           (ii)     with respect to Claims relating to the
Bates Liabilities, the later of (A) December 21, 2005 or (B) the date on which both of the following events have occurred: (1) Buyer has received a Covenant Not to Sue from the Commissioner of the Connecticut Department of Environmental Protection (the "Commissioner") for the Property, and (2) the Property has been remediated in accordance with the Remediation Standards (as defined in the 1995 Contract) and such remediation has been approved in writing by the Commissioner or verified by a Licensed Environmental Professional pursuant to Connecticut law. Clause (B)(1) above shall be inapplicable, and only clause (B)(2) above shall be required for the expiration of the parties' respective obligations to indemnify each other pursuant to this Section 8.6(b)(ii), if Buyer does not file, within twelve (12) months of the Closing Date, an application for a Covenant Not to Sue with respect to the Property and diligently and expeditiously pursue obtaining such a covenant.

                           (iii)    the fifth (5th) anniversary of the Closing
Date, with respect to all Claims involving Environmental Matters, other than those described in clause (ii) above; and

                           (iv)     the 18-month anniversary of the Closing
Date, with respect to all other matters;

provided, that the foregoing limitations in this paragraph (b) shall not apply to any Claim for breach of a covenant or agreement contained herein or in any of the Ancillary Agreements to be performed subsequent to the Closing Date or for any Claim arising out of a breach of the representation and warranty set forth in Section 4.1 (other than the last sentence thereof).

                  (c)      (i)      Notwithstanding any other provision of this
Agreement, Buyer shall seek to exhaust its remedies for indemnification for those matters which Susan Bates, Inc. is obligated to indemnify under Section 13.c of the 1995 Contract, and remediation obligations which Susan Bates, Inc. is obligated to perform pursuant to Section 13.e. of the 1995 Contract (the "Bates Liabilities") from Susan Bates, Inc., Coats Viyella (North America), Inc. or (A) their successors by merger, consolidation or other statutory business combination, and (B) persons who assume the obligations to perform the Bates Liabilities if Buyer has or acquires actual knowledge of such assumption at any time from any source, before seeking indemnification for Claims suffered or incurred by reason of the Bates Liabilities or pursuant to Section 8.1(b)(iv) from Sellers.

                           (ii)     When Buyer seeks indemnification or
remediation as contemplated by clause (i) of this paragraph (c) (other than from Sellers) during the period contemplated by Section 8.6(b)(ii), it shall notify Sellers and the Escrow Agent of this claim. If Buyer provides such notification, it shall, until the claim made in such notice is resolved, constitute a Notice of Claim (as such term is defined in the Indemnity Escrow Agreement) under the Indemnity Escrow Agreement for the sole purpose of deferring the release to Sellers of escrow funds in the amount of such Claim and the period during which a Notice of Claim may be given shall be extended until sixty (60) days following exhaustion of remedies with respect to such claim.

                           (iii)    For purposes of this Section 8.6(c),
"exhaustion of remedies" with respect to a claim means (A) Buyer has obtained a final, non-appealable judgment against Susan Bates, Inc. and Coats Viyella (North America), Inc. and their successors for such claim which remains unsatisfied for thirty (30) days, (B) bankruptcy or insolvency proceedings of Susan Bates, Inc. and Coats Viyella (North America), Inc. and their successors pending while such claim is being asserted (excluding any involuntary proceeding which is dismissed within 120 days), (C) the dissolution of Susan Bates, Inc., Coats Viyella (North America), Inc. and the successors thereto and the distribution outside of the United States of all or substantially all of the assets of such entities or (D) the termination of all United States operations by the foregoing entities and the distribution outside of the United States of all or substantially all of the assets of such entities.

                  (d) Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, in no event will any party be liable for any lost profits, exemplary, indirect, special, punitive or consequential damages of any nature arising out of or in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, regardless of whether based in contract, tort, strict liability, statutory liability or any other theory of liability (other than punitive damages to third parties for which any Indemnitee becomes liable, which shall be indemnifiable Damages, to the extent within the scope and limitations of the indemnities provided in this Article 8).

                  (e) Subject to the terms and conditions of the Indemnity Escrow Agreement, all Claims of any of the Buyer Indemnified Parties for indemnification pursuant to this Agreement shall be satisfied out of the Escrow Amount and only after all of the Escrow Amount shall have been utilized to satisfy such Claims will the Buyer be entitled to recover funds in satisfaction of indemnification Claims from Sellers or Shareholder.

                  (f) Any amount which is finally determined to be payable by an Indemnitor to an Indemnitee under this Article 8 shall bear interest from the later of (i) the date on which the Indemnitee pays the amount giving rise to the Claim and (ii) the date on which the Indemnitee gives notice with respect thereto under Section 8.5 to the date on which the Indemnitor makes payment to the Indemnitee at an annual rate equal to the Prime Rate plus 2% per annum.

         8.7 Exclusive Remedy. With respect to any liability of Sellers for matters covered by the Bates Liabilities, the indemnification provided by this Article 8 shall be the Buyer Indemnified Parties' exclusive remedy for any matter, notwithstanding whether a claim with respect to such matter is based on or could be asserted under another theory of liability, including, without limitation, contract, tort, strict liability, statutory liability or any other theory of liability other than actual fraud.

9.       Closing Conditions

         9.1 Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions provided for herein are subject, in the discretion of Sellers, to the satisfaction, on or prior to the Closing Date, of each of the following conditions; provided that Sellers shall have the right to waive any such condition, and the parties hereto agree that the Closing of this Agreement constitutes a waiver by Sellers of any such condition and of any claim or right relating to the subject matter of any such condition:

                  (a) Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

                  (b)      Consents.

                           (i)      All consents, approvals and waivers from
governmental authorities and other third parties listed on Schedule 9.2(b) shall have been obtained.

                           (ii)     The waiting period under the HSR Act
applicable to the transactions contemplated hereby shall have expired or been terminated.

                  (c) No Governmental Proceedings or Litigation. No action, suit or proceeding before any court or governmental body shall have been instituted (and be pending) by any governmental authority to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the transactions contemplated hereunder shall be in effect.

         (d) Certificates. Buyer will furnish Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 9 as may be reasonably requested by Sellers.

         (e) Corporate Documents. Sellers shall have received resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyer's corporate secretary.

         (f) Approval of Shareholder's Shareholders. The shareholders of Shareholder shall have approved the transactions contemplated by this Agreement in accordance with applicable law.

         (g) Opinion of Counsel. Buyer shall deliver an opinion of its counsel in favor of Sellers and Shareholder substantially in the form attached hereto as Exhibit G.

         (h) Indemnity Escrow Agreement. Buyer shall have delivered the Indemnity Escrow Agreement, duly executed by Buyer.

         (i) Contract Assumption Agreement. Buyer shall have delivered the Contract Assumption Agreement.

  9.2 Conditions to Buyer' Obligations. The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions; provided that Buyer shall have the right to waive any such condition, and the parties hereto agree that the closing of this Agreement constitutes a waiver by Buyer of any such condition and of any claim or right relating to the subject matter of any such condition.

         (a) Representations, Warranties and Covenants. All representations and warranties of Sellers and Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Sellers and Shareholder shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

         (b)      Consents.

                  (i) All consents, approvals and waivers from governmental authorities and other parties listed on Schedule 9.2(b) shall have been obtained.

                           (ii)     The waiting period under the HSR Act
applicable to the transactions contemplated hereby shall have expired or been terminated.

                           (iii)    Sellers shall have delivered to Buyer
evidence of written consent to the assignment of Industries' rights given under and in accordance with Section 20 of the 1995 Contract by Susan Bates, Inc. for itself and for Coats Viyella (North America), Inc., or any successor thereto, as required by Section 6.8(c) above.

                  (c) No Governmental Proceedings or Litigation. No action, suit or proceeding before any court or governmental body shall have been instituted (and be pending) by any governmental authority to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the transactions contemplated hereunder shall be in effect.

                  (d) Certificates. Sellers will furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 9 as may be reasonably requested by Buyer.

                  (e) Corporate Documents. Buyer shall have received from Sellers and Shareholder, resolutions adopted by the board of directors of Sellers approving this Agreement and the transactions contemplated hereby, certified by Sellers' and Shareholder's corporate secretary.

                  (f) Approval of Shareholder's Shareholders. The shareholders of Shareholder shall have approved the transactions contemplated by this Agreement in accordance with applicable law.

                  (g) Material Adverse Change. Since the date of this Agreement, the Business shall not have suffered a Material Adverse Effect.

                  (h) Noncompetition Agreement. Sellers and Shareholder shall have executed and delivered to Buyer a Noncompetition Agreement substantially in the form attached as Exhibit H.

                  (i) Deed. Sellers shall deliver to Buyer a warranty deed, in the form of Exhibit I attached hereto, conveying good and marketable title to the Property to Buyer, free and clear of any Lien of any nature other than the Permitted Real Estate Encumbrances.

                  (j) Occupancy. Sellers shall deliver to Buyer possession of the Property, free from all tenants, occupants and users.

                  (k) Non-Foreign Certificate. Sellers shall deliver to Buyer a "non-foreign" certificate as required by Section 1445 of the Code.

                  (l) Opinion of Counsel. Sellers and Shareholder shall deliver an opinion of their counsel in favor of Buyer substantially in the form attached hereto as Exhibit J.

                  (m) Indemnity Escrow Agreement. Sellers shall have delivered the Indemnity Escrow Agreement, duly executed by Sellers.

                  (n) Assignment of Intellectual Property Rights. Sellers shall have executed and delivered assignments in form and substance reasonably satisfactory to Buyer with respect to the Intellectual Property Rights set forth on Schedule 1.1, including all goodwill associated therewith.

                  (o) Contract Assumption Agreement. Sellers and Shareholder shall have delivered the Contract Assumption Agreement.

10.      Closing Documents

         10.1     Provided by Buyer.

                  (a) Funds. Wire transfer of the full amount of the Purchase Price as set forth in Section 3.2;

                  (b) Assumptions. An executed Assumption Agreement in the form attached hereto as Exhibit K.

                  (c) Secretary's Certificates. All resolutions of the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement, certified by the Secretary of Buyer.

         10.2     Provided By Sellers.

                  (a) Assignments and Bills of Sale. An executed Bill of Sale and Assignment in the form attached hereto as Exhibit L.

                  (b) Secretary's Certificates. All resolutions of the Board of Directors of Sellers and Shareholder and of the Shareholder as the sole shareholder of Sellers authorizing the transactions contemplated by this Agreement, certified by the Secretary of Sellers and Shareholder.

11. Conduct of Business Prior to the ClosingEach of the Sellers jointly and severally agrees that, after the date hereof and prior to the Closing Date, Sellers shall operate the Business and maintain the Property in the ordinary course of business consistent with past practice. Sellers shall not, without the prior written consent of Buyer: (a) sell inventory other than in the ordinary course of business and consistent with past practice; (b) enter into contracts, other than in the ordinary course of business consistent with past practice and other than contracts which do not exceed $50,000 or which cannot be performed within one year; (c) discharge or satisfy any material Lien or pay any material obligation or liability (absolute or contingent) other than in the ordinary course of business; (d) mortgage, pledge or subject to Lien any of the Purchased Assets or agree to do so; (e) sell or transfer or agree to sell or transfer any of the Purchased Assets, or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business consistent with past practice; (f) directly or indirectly increase the compensation payable or to become payable by either of the Sellers to any employee of any of the Sellers over the compensation being paid to them as of the date hereof, except for increases in the ordinary course of business consistent with past practice; (g) terminate any contract, agreement, license or other instrument to which either of the Sellers is a party, other than in the ordinary course of business consistent with past practice; (h) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization other than in the ordinary course of business consistent with past practice; (i) make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any shareholder, director, officer, employee or agent; (j) terminate any employee or directly or indirectly pay or make a commitment to pay any severance or termination pay to any employee or agent except in the ordinary course of business consistent with past practice (or except for termination for cause); (k) offer or extend more favorable prices, discounts or allowances than were offered or extended in the ordinary course of business consistent with past practice (except as reasonably required by competitive conditions); (l) incur any expense or make capital expenditures or commitments therefor in excess of $10,000, except for repairs and maintenance in the ordinary course of business consistent with past practice; or (m) declare or pay any dividend or make any other distribution other than in cash in respect of Sellers' capital stock or purchase, acquire or redeem other than for cash any shares of the capital stock of Sellers.

12.      [Intentionally Omitted]

13.      Termination

         13.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) (i) by Buyer if any of the conditions in Section 9.2 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in
Section 9.1 is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

                  (b)      by mutual consent of Buyer and Sellers; or

                  (c) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 31, 2000, or such later date as the parties may agree upon.

         13.2 If this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.1 and 14.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

14.      Miscellaneous

         14.1 Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder (including by operation of law) without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Prior to the Closing, Buyer may designate certain affiliates of Buyer as the transferee of certain of the Purchased Assets to be acquired hereunder, provided that no such designation or transfer shall relieve Buyer of any of its obligations hereunder.

         14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

         14.3 Expenses. Sellers, Shareholder and Buyer will pay their respective costs and expenses, including the expenses of their accounting and legal representatives, in connection with the origin, negotiation, execution and performance of this Agreement.

         14.4 Severability. If any part or provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or any other legally constituted body having jurisdiction to make such determination, such part or provision shall be valid and enforceable to the maximum extent permitted by law and the remaining provisions of this Agreement shall be fully effective.

         14.5 Brokers' and Finders' Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions, except that Buyer has engaged McFarlan Dewey & Co. and shall be solely responsible for all fees and expenses thereof.

         14.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or
(iv) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to any Seller or
Shareholder:        PubliCARD, Inc.
                    620 Fifth Avenue
                    7th Floor
                    New York, New York  10020
                    Attn:  Jan-Erik Rottinghuis
                    Telephone: (212) 489-8083
                    Facsimile: (212) 307-5781

Copy to:            Kaye, Scholer, Fierman, Hays & Handler, LLP
                    425 Park Avenue
                    New York, NY  10022
                    Attention: Joel I. Greenberg, Esq.
                    Telephone: (212) 836-8201
                    Facsimile: (212) 836-8211

If to Buyer:        The Eastern Company
                    112 Bridge Street
                    P.O. Box 460
                    Naugatuck, CT 06770
                    Telephone: 203-727-2255
                    Facsimile: 203-723-8653
                    Attention: John Sullivan

Copy to:            Reid and Riege P.C.
                    One State Street
                    Hartford, Connecticut  06103
                    Telephone: (860) 278-1150
                    Facsimile: (860) 240-1002
                    Attention: Robert M. Mule, Esq.

Any party may change its address for the purpose of this Section 14.6 by giving the other party notice of its new address in the manner set forth above.

         14.7 Amendments; Waivers. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by written instrument executed by both parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.


         14.8 Entire Agreement. This Agreement and the exhibits referred to herein contain the entire agreement of the parties hereto with respect to the sale and purchase of the Purchased Assets and the other transactions contemplated herein, and any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto. All oral or written agreements, statements, representations, warranties, and understandings made or entered into by the parties prior to or contemporaneously with the execution of this Agreement are hereby rendered null and void and are merged herewith.

         14.9 Futher Matters. Each party agrees to execute such further instruments of assignment and transfer and to perform such additional acts as are necessary to consummate the transactions contemplated by this Agreement.

         14.10 Parties in Interest. Nothing in this Agreement is intended to confer, or confers, any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to, or does, relieve or discharge the obligations or liability of any third persons to any party to this Agreement. No provision of this Agreement shall give any third persons any right of subrogation or action over or against any party to this Agreement.

         14.11 Survival. The representations, warranties and covenants of the parties set forth herein shall survive the Closing date of this Agreement for the periods set forth in Section 8.6 hereof.

         14.12 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         14.13 Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        SHAREHOLDER:
                                        PubliCARD, Inc.

                                        /s/ Jan-Erik Rottinghuis
                                        ------------------------------------
                                        Jan-Erik Rottinghuis, President and
                                        Chief Executive Officer

                                        SELLERS:
                                        Greenwald Industries, Inc.

                                        /s/ Antonio L. DeLise
                                        ------------------------------------
                                        Antonio L. DeLise, Vice President

                                        Greenwald Intellicard, Inc.

                                        /s/ Antonio L. DeLise
                                        ------------------------------------
                                        Antonio L. DeLise, Vice President

                                        BUYER:
                                        The Eastern Company

                                        /s/ Leonard F. Leganza
                                        ------------------------------------
                                        Leonard F. Leganza, President and Chief
                                        Executive Officer

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                               ----
1.       Interpretation...........................................................................................1
         1.1      Definitions.....................................................................................1

2.       Sale of Assets and Assumption of Liabilities.............................................................3
         2.1      Assets Sold and Retained........................................................................3
                  (a)      Assets Purchased.......................................................................3
                  (b)      Assets Excluded........................................................................4
                  (c)      Transfers of Personal Property Leases, Real
                           Property Lease and Contracts...........................................................5
                  (d)      Transfer of Know-How...................................................................5
         2.2      Assignment of Intellectual Property Rights......................................................5
         2.3      Risk of Loss....................................................................................5
         2.4      "As Is" Condition...............................................................................5
         2.5      Assumption of Contractual Rights and Obligations Related Thereto................................5
         2.6      Assumption of Certain Liabilities by Buyer......................................................6
         2.7      All Other Liabilities Excluded..................................................................7

3.       Purchase Price; Payment; Adjustment......................................................................8
         3.1      Purchase Price..................................................................................8
                  (a)      Price..................................................................................8
                  (b)      Allocation.............................................................................8
         3.2      Payment of Purchase Price.......................................................................8
         3.3      Adjustment to and Payment of the Balance of the Purchase Price..................................9
         3.4      Closing Date...................................................................................10
         3.5      Waiver of Bulk Transfer Provisions.............................................................10

4.       Representations and Warranties of Sellers and Shareholder...............................................11
         4.1      Title to and Condition of Assets...............................................................11
         4.2      Organization and Qualification.................................................................11
         4.3      Power and Authority............................................................................11
         4.4      Approvals and Consents; Noncontravention.......................................................11
         4.5      Tax Returns; Withholdings......................................................................12
         4.6      Compliance with Laws...........................................................................12
         4.7      Litigation.....................................................................................12
         4.8      Financial Statements...........................................................................12
         4.9      Absence of Undisclosed Liabilities.............................................................13
         4.10     Personnel......................................................................................13
                  (a)      Compensation Increases................................................................13
                  (b)      Compensation and Benefit Plans........................................................13
         4.11     Contracts and Other Agreements.................................................................14
         4.12     Employment.....................................................................................14

                                                                                                               Page
                                                                                                               ----
         4.13     Intellectual Property Rights...................................................................14
         4.14     Insurance Policies.............................................................................15
         4.15     Environmental Matters..........................................................................15
                  (a)      Definitions...........................................................................15
                  (b)      Environmental Representations and Warranties of
                           Sellers and Shareholder...............................................................16
         4.16     Absence of Certain Changes.....................................................................16
         4.17     Purchased Assets Complete......................................................................17
         4.18     Real Property..................................................................................17

5.       Representations and Warranties of Buyer.................................................................17
         5.1      Organization and Qualification.................................................................17
         5.2      Power and Authority............................................................................17
         5.3      Approvals and Consents; Noncontravention.......................................................17
         5.4      Financial Capacity to Close....................................................................18

6.       Covenants...............................................................................................18
         6.1      Publicity......................................................................................18
         6.2      Retention of and Access to Books and Records...................................................18
         6.3      HSR Act........................................................................................18
         6.4      Covenants of Sellers and Shareholder...........................................................19
                  (a)      Sellers' 401(k) Plan..................................................................19
                  (b)      Name..................................................................................19
                  (c)      Cooperation with Respect to Accounts..................................................19
         6.5      Covenants of Buyer.............................................................................19
                  (a)      Employment............................................................................19
                  (b)      Buyer's 401(k) Plan...................................................................19
         6.6      Access Prior to Closing........................................................................20
         6.7      No Negotiation.................................................................................20
         6.8      Remediation of the Property....................................................................20
         6.9      Intellicard Warranty Claims....................................................................21

7.       Taxes...................................................................................................22
         7.1      Pre-Closing Taxes..............................................................................22
         7.2      Post-Closing Taxes.............................................................................22
         7.3      Transfer Taxes.................................................................................22

8.       Indemnification.........................................................................................22
         8.1      Sellers' and Shareholder's Indemnity...........................................................23
         8.2      Buyer's Indemnity..............................................................................23
         8.3      Certain Definitions............................................................................23
         8.4      Direct Claims..................................................................................24

                                                                                                               Page
                                                                                                               ----
         8.5      Third Party Claims.............................................................................25
         8.6      Limitations of Indemnities.....................................................................26
         8.7      Exclusive Remedy...............................................................................28

9.       Closing Conditions......................................................................................29
         9.1      Conditions to Sellers' Obligations.............................................................29
                  (a)      Representations, Warranties and Covenants.............................................29
                  (b)      Consents..............................................................................29
                  (c)      No Governmental Proceedings or Litigation.............................................29
                  (d)      Certificates..........................................................................29
                  (e)      Corporate Documents...................................................................29
                  (f)      Approval of Shareholder's Shareholders................................................29
                  (g)      Opinion of Counsel....................................................................30
                  (h)      Indemnity Escrow Agreement............................................................30
                  (i)      Contract Assumption Agreement.........................................................30
         9.2      Conditions to Buyer' Obligations...............................................................30
                  (a)      Representations, Warranties and Covenants.............................................30
                  (b)      Consents..............................................................................30
                  (c)      No Governmental Proceedings or Litigation.............................................30
                  (d)      Certificates..........................................................................31
                  (e)      Corporate Documents...................................................................31
                  (f)      Approval of Shareholder's Shareholders................................................31
                  (g)      Material Adverse Change...............................................................31
                  (h)      Noncompetition Agreement..............................................................31
                  (i)      Deed..................................................................................31
                  (j)      Occupancy.............................................................................31
                  (k)      Non-Foreign Certificate...............................................................31
                  (l)      Opinion of Counsel....................................................................31
                  (m)      Indemnity Escrow Agreement............................................................31
                  (n)      Assignment of Intellectual Property Rights............................................31
                  (o)      Contract Assumption Agreement.........................................................31

10.      Closing Documents.......................................................................................32
         10.1     Provided by Buyer..............................................................................32
                  (a)      Funds.................................................................................32
                  (b)      Assumptions...........................................................................32
                  (c)      Secretary's Certificates..............................................................32
         10.2     Provided By Sellers............................................................................32
                  (a)      Assignments and Bills of Sale.........................................................32
                  (b)      Secretary's Certificates..............................................................32

11.      Conduct of Business Prior to the Closing................................................................32

                                                                                                               Page
                                                                                                               ----
12.      [Intentionally Omitted].................................................................................33

13.      Termination.............................................................................................33
         13.1     Termination Events.............................................................................33
         13.2     Effect of Termination..........................................................................33

14.      Miscellaneous...........................................................................................33
         14.1     Successors and Assigns.........................................................................33
         14.2     Governing Law..................................................................................34
         14.3     Expenses.......................................................................................34
         14.4     Severability...................................................................................34
         14.5     Brokers' and Finders' Fees.....................................................................34
         14.6     Notices........................................................................................34
         14.7     Amendments; Waivers............................................................................35
         14.8     Entire Agreement...............................................................................35
         14.9     Further Matters................................................................................35
         14.10    Parties in Interest............................................................................35
         14.11    Survival.......................................................................................36
         14.12    Section and Paragraph Headings.................................................................36
         14.13    Counterparts...................................................................................36